UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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pSivida Corp.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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400 Pleasant Street

Watertown, MA 02472

United States

October 25, 2011

Dear Fellow Stockholders,

It is my pleasure to invite you to this year’s Annual Meeting, which will be held on November 29, 2011 at 9:00 a.m. (US EST), at the Waltham Westin Hotel, Cambridge Room, 70 Third Avenue, Waltham, Massachusetts 02451.

The proxy statement accompanying this letter describes the business that we will consider at the meeting and provides voting instructions. Your vote is important.

We hope that you are able to attend this year’s Annual Meeting.

Yours Sincerely,

Dr. David J. Mazzo	Dr. Paul Ashton
Chairman	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

November 29, 2011

Date:	Tuesday, November 29, 2011 (Waltham, Massachusetts)

Time:	9:00 a.m. (US EST)

Place:	Waltham Westin Hotel, Cambridge Room, 70 Third Avenue, Waltham, Massachusetts 02451

Purpose of the Meeting

The purpose of the meeting is to consider the following:

•	election of five directors

•	approval of stock option grants to the chief executive officer

•	approval of stock option grants to non-executive directors

•	ratification of appointment of the independent registered public accounting firm

•	any other business properly brought before the meeting

Who May Vote at the Meeting

Stockholders of record at the close of business on October 12, 2011 (US EDT) are entitled to notice of, and to vote at, the 2011 Annual Meeting and any adjournments. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting and at our executive offices during normal business hours from November 18, 2011 to the date of the 2011 Annual Meeting.

Holders of record of CHESS Depositary Interests at the close of business on October 12, 2011 (US EDT) also are entitled to notice of the 2011 Annual Meeting and any adjournments. Such holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the common stock underlying the CHESS Depositary Interests, to vote on their behalf in accordance with the voting procedures set forth in the proxy statement.

By Order of the Board of Directors

Lori Freedman

Secretary

October 25, 2011

Watertown, Massachusetts

PROXY STATEMENT

The Board of Directors of pSivida Corp. is soliciting your proxy for the 2011 Annual Meeting.

The record date for the Annual Meeting is October 12, 2011 (US EDT). Each stockholder of record at the close of business on the record date is entitled to notice of, and to vote at, the Annual Meeting and any adjournments. Each of the 20,802,592 shares of common stock outstanding on the record date is entitled to one vote. A majority of the shares of common stock outstanding is required for a quorum.

Each holder of record of CHESS Depositary Interests (CDIs) at the close of business on the record date also is entitled to notice of the Annual Meeting and any adjournments, and may instruct CHESS Depositary Nominees Pty Limited (CDN), the record holder of the common stock underlying our CDIs, to vote on its behalf by following the instructions set forth below. Each CDI represents one share of our common stock.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about the date of the notice of meeting. Throughout this proxy statement, references to “US$” and “$” are to U.S. dollars, references to “A$” are to Australian dollars and references to “we”, “pSivida” and the “Company” refer to pSivida Corp. and, prior to June 2008, its predecessor, pSivida Limited.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 29, 2011: This proxy statement and the Annual Report for our fiscal year ended June 30, 2011 are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

VOTING INSTRUCTIONS

Voting Process for Stockholders

Stockholders may vote their shares by proxy in any of the following three ways:

•	By Mail: You may vote by signing and returning the enclosed proxy card as indicated.

•

By Internet: You may vote by Internet 24 hours a day through 1:00 a.m., November 29, 2011 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by Internet, you do not need to return your proxy card.

•

By Telephone: You may vote by telephone 24 hours a day through 1:00 a.m., November 29, 2011 (US EST) by following the instructions that are included on your enclosed proxy card. If you vote by telephone, you do not need to return your proxy card.

If you vote by proxy, you may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later voting by Internet or telephone, by delivering a written revocation to the Company Secretary or by attending the Annual Meeting, requesting a return of the proxy and voting in person.

Although we encourage stockholders to vote by mail, Internet or telephone, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

CDI holders may vote the shares underlying their CDIs only by their written instructions to CDN. CDI holders should complete, sign and return the CDI Voting Instruction Form.

Computershare will collect and process voting instructions from CDI holders. Computershare must receive the CDI Voting Instruction Form, completed and returned in accordance with the instructions provided on the form, by no later than 1:00 p.m. November 27, 2011 (AWST).

If a CDI holder completes and returns a CDI Voting Instruction Form, such CDI holder may revoke those instructions by delivering to Computershare, no later than 1:00 p.m. November 27, 2011 (AWST), a written notice of revocation bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2012 Annual Meeting and his successor is duly elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. Each nominee is a current director elected by our stockholders. We do not anticipate that any nominee will become unavailable to serve.

The Board recommends that you vote FOR the election of each of the nominees as directors.

David J. Mazzo, 54

Director since 2005, Chairman of the Board and Chairman of the Compensation Committee

Dr. Mazzo is President and Chief Executive Officer, and a director, of Regado Biosciences, Inc., a company pioneering the development of antithrombotic aptamers with active control agents, a position that he has held since August 2008. From April 2007 to April 2008, Dr. Mazzo served as the President and Chief Executive Officer, and as a director, of AEterna Zentaris, Inc., a biopharmaceutical company. From April 2003 to March 2007, Dr. Mazzo served as President and Chief Executive Officer, and a director of Chugai Pharma USA, the U.S. affiliate of Chugai, a Japanese pharmaceutical company and a member of the Roche Group. Dr. Mazzo previously held management positions in several international pharmaceutical companies, including serving as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo is also a director of AVANIR Pharmaceuticals. Dr. Mazzo’s extensive experience as an executive officer and director in the life sciences industry, his understanding of the strategic and regulatory environment in which pSivida conducts its business, his lengthy track record in global product development, his PhD in analytical chemistry and his broad scientific and managerial background provide him expertise in the oversight of companies in this sector and the ability to guide such companies through varying operating climates.

Paul Ashton, 50

Director since 2005, President & Chief Executive Officer

Dr. Ashton was named our President and Chief Executive Officer in January 2009 and previously served as our Managing Director from January 2007 to January 2009 and our Executive Director of Strategy from December 2005 to January 2007. From 1996 until its acquisition by pSivida in December 2005, Dr. Ashton was the President and Chief Executive Officer of Control Delivery Systems, Inc. (CDS), a drug delivery company that he co-founded in 1991 and that developed our Durasert™ technology system. Dr. Ashton previously was a joint faculty member in the Departments of Ophthalmology and Surgery at the University of Kentucky, served on the faculty of Tufts University and worked as a pharmaceutical scientist at Hoffman-La-Roche. Dr. Ashton’s long history of leadership and strategic oversight of pSivida and CDS, his role in developing and extensive knowledge of our core technology platforms, products and product candidates, his scientific expertise including his PhD in pharmacology and strong knowledge of research and development uniquely position him to lead pSivida in the execution of its long-term strategy.

Paul A. Hopper, 55

Director since 2008, Chairman of the Governance and Nominating Committee and member of the Audit and Compliance Committee

Mr. Hopper has served as managing director of Cappello Group, Inc., an investment bank, since November 2005, where he is head of the Life Science/Biotech Group and the Australia Desk. Mr. Hopper served as Executive Chairman of Cell Aquaculture Limited, an aquaculture company, from August 2007 to March 2008, as Executive Chairman of Bone Medical Limited, a drug delivery company, from July 2005 to July 2007 and as Managing

Director of Australian Cancer Technology Limited, an oncology biotechnology company from September 2003 to February 2005. Mr. Hopper is also a director of Viralytics Limited and during the past 5 years was a director of Somnomed Limited and Fibrocell Science Inc. Mr. Hopper’s over 20 years of experience in international public company markets with sector experience including life sciences, biotechnology, financial services, nutraceuticals, specialty retail, mining, telecommunications, medical & healthcare services and e-commerce, and his focus on start-up and rapid growth companies, both in the U.S. and abroad, provide him with a global perspective on capital markets and financing, and his experience as a director of public companies gives him broad knowledge with respect to corporate governance issues.

Michael Rogers, 51

Director since 2005, Chairman of the Audit and Compliance Committee and member of the Compensation Committee and the Governance and Nominating Committee

Since June 2009, Mr. Rogers has served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc., a company focused on the development and commercialization of novel biomarker-based diagnostics. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company, from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc. Mr. Rogers is also a director of Coronado Biosciences, Inc. Mr. Rogers’ significant experience as CFO of various companies and as an investment banker have provided him with expertise in strategic transactions, corporate operations, financial management, taxes, accounting, controls, finance and financial reporting in the life sciences industry as well as valuable insight into the strategy of pSivida.

Peter G. Savas, 63

Director since 2008, member of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee

Mr. Savas is Chairman and Chief Executive Officer of Alseres Pharmaceuticals, Inc., a company focused on the development of diagnostic and therapeutic products for disorders in the central nervous system, a position that he has held since September 2004. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a biopharmaceuticals company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and as Chief Executive Officer from 1995 to 2000. Mr. Savas is the Managing Partner of Tughill Partners, a life sciences consulting firm, and serves on advisory boards for Children’s Hospital Boston and Syracuse University. During the past 5 years, Mr. Savas was a director of Regenesis Biosciences. Mr. Savas’ significant experience leading life sciences companies focused on the development of new products brings valuable insight to the strategy, operations and management of pSivida.

BOARD OF DIRECTORS

Board Committees

The Board has three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Each standing committee is comprised entirely of independent directors, and each standing committee has a written charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for appointing the independent registered public accounting firm and for assisting the Board in oversight of the Company’s financial reporting, audit, legal and regulatory compliance processes. More specifically, the Audit and Compliance Committee’s responsibilities include:

•

appointing, overseeing and, if necessary replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits, and the adequacy of staffing and compensation;

•	reviewing with the independent registered public accounting firm matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61, as amended;

•

reviewing with management and the independent registered public accounting firm the Company’s internal controls, financial and critical accounting policies (including effects of alternate GAAP methods and off-balance sheet structures), risk assessment and management policies and regulatory and accounting initiatives;

•

reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and financial disclosure, and preparing the Audit and Compliance Committee report for inclusion in the Company’s annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;

•	reviewing material pending legal proceedings and other contingent liabilities;

•	implementing an appropriate control process for reviewing and approving the Company’s internal transactions and accounting;

•

establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees regarding accounting, internal accounting controls or auditing matters;

•

receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls, and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

•	presenting to the Board annually an evaluation of the Audit and Compliance Committee’s performance and charter; and

•	performing such other activities as the Board or the Audit and Compliance Committee deem appropriate.

The members of the Audit and Compliance Committee are currently Mr. Rogers (chair), Mr. Hopper and Mr. Savas, each of whom was a member of the Audit and Compliance Committee for the entirety of fiscal 2011.

The Board has determined that all current and fiscal year 2011 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in the rules of the Securities and Exchange Commission (SEC), The NASDAQ Stock Exchange (NASDAQ) and the Australian Securities Exchange (ASX). The Board also has determined that Mr. Rogers, Mr. Hopper and Mr. Savas are audit committee financial experts.

The Audit and Compliance Committee met five times during the fiscal year ended June 30, 2011.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to executive compensation and overseeing our compensation and employee benefits plans and practices. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;

•	determining and approving the compensation of the CEO and other executive officers;

•

supervising, administering and evaluating incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

•

reviewing and approving, subject to stockholder approval as required by any applicable law, regulation or NASDAQ rule, the creation or amendment of any incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate (other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to the Company or are to conform such plans to applicable laws or regulations) and all related policies and programs;

•

reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers and other employees of the Company;

•

making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	annually evaluating the performance of the Compensation Committee;

•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;

•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

•

reviewing the Compensation Discussion & Analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K and issuing a Compensation Committee report thereon as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC;

•

reviewing significant risks or exposures facing the Company and discussing the relationship, if any, between these risks and the Company’s compensation policies and practices, as well as appropriate means through compensation policy to mitigate these risks; and

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Savas, each of whom was a member of the Compensation Committee for the entirety of fiscal 2011.

The Compensation Committee met six times during the fiscal year ended June 30, 2011.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to serve as directors, advising the Board with respect to the Board composition and procedures, overseeing the evaluation of the Board and overseeing our corporate governance.

The members of the Governance and Nominating Committee are Mr. Hopper (chair), Mr. Rogers and Mr. Savas, each of whom was a member of the Governance and Nominating Committee for the entirety of fiscal 2011.

The Governance and Nominating Committee met four times during the fiscal year ended June 30, 2011.

Attendance at Board and Committee Meetings

The Board of Directors met nine times during the fiscal year ended June 30, 2011. Each of the directors standing for election attended at least 75% of the meetings of the Board and the committees on which he served. In accordance with our policy that encourages each director to attend Annual Meetings, each of the directors also attended our 2010 Annual Meeting, other than Mr. Rogers who was unable to attend due to a business conflict.

CORPORATE GOVERNANCE

Director Independence

The Board, based on the recommendation of the Governance and Nominating Committee, has determined that Dr. Mazzo, Mr. Hopper, Mr. Rogers and Mr. Savas are independent under applicable standards of NASDAQ and ASX. Our other director, Dr. Ashton, serves as our President and Chief Executive Officer.

Board Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer and believes that such a separation of roles is in the best interests of the Company and its stockholders. Dr. Mazzo’s extensive qualifications to serve as a director and the perspective that he brings to the Company as an independent director result in effective leadership for the Board and support for our executive team. Dr. Ashton’s long history with the Company and familiarity with its products and product candidates make him best positioned to lead us in the execution of our strategy and in the daily management of our business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with the Company’s long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to the Company’s operations, strategy and prospects. The Audit and Compliance Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal controls over financial reporting. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Governance and Nominating Committee manages risks associated with corporate governance and Board composition and procedures.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions”. Under this policy, the Audit and Compliance Committee or, in time sensitive instances, the chair of the Audit and Compliance Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of pSivida and its stockholders.

In June 2011, we amended and restated our exclusive, worldwide collaborative research and license agreement with Pfizer, a 9% stockholder, entered into in 2007, with the approval of our Board of Directors. Under the amended and restated agreement, we received $2.3 million in cash as an upfront payment in fiscal year 2011. Upon our completion of Phase II clinical trials, Pfizer has an option to acquire, upon the payment of $20 million, an exclusive license to develop and commercialize worldwide a bioerodible implant delivering latanoprost for human ophthalmic disease or conditions other than uveitis. If Pfizer exercises the option, we are eligible to receive future development and commercial milestones up to $146.5 million and royalty payments.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

The Company Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance”.

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our Corporate Governance Guidelines and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background, expertise, gender, race and ethnicity. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Audit and Compliance Committee Report

The Audit and Compliance Committee has reviewed the audited financial statements for pSivida’s fiscal year ended June 30, 2011 and discussed these financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for pSivida’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. pSivida’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements. The Audit and Compliance Committee’s responsibilities include monitoring and reviewing these processes. The Audit and Compliance Committee also reviewed and discussed with the independent registered public accounting firm the audited financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Audit and Compliance Committee also received the written disclosures and the letter from pSivida’s independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the PCAOB, and has discussed with the independent registered public accounting firm their independence, including whether such firm’s provision of other, non-audit related services is compatible with maintaining such firm’s independence.

Based upon the foregoing review and discussions, the Audit and Compliance Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended June 30, 2011 be included in pSivida’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Submitted By

Audit and Compliance Committee

Michael Rogers

Paul A. Hopper

Peter G. Savas

Beneficial Ownership

The tables below set forth information regarding beneficial ownership of our shares of common stock as of September 23, 2011 by (1) any person or entity who, to our knowledge, beneficially owns 5% or more of our shares of common stock based on filings with the SEC and (2) our directors and named executive officers. Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 400 Pleasant Street, Watertown, MA 02472, United States.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)		Percent of Shares Beneficially Owned
5% Beneficial Owner:
ORBIS Investment Management (Australia) Pty Limited Level 2, Challis House 4-10 Martin Place Sydney, Australia NSW 2000	2,755,717		12.90%
Pfizer, Inc. c/o Marc Keenan Treasurer’s Division 235 East 42nd Street New York, NY 10017 USA	1,862,093	(2)	8.95%
Midsummer Investment, Ltd. c/o Midsummer Capital, LLC 295 Madison Avenue, 38th Floor New York, NY 10017 USA	1,045,185	(3)	4.99%

Directors and Executives:
David J. Mazzo	229,250		1.09%
Paul A. Hopper	120,000		*
Michael Rogers	178,750		*
Peter G. Savas	120,000		*
Paul Ashton	865,617	(4)	4.08%
Lori Freedman	263,004		1.25%
Leonard S. Ross	68,450		*
All current directors and executive officers as a group (7 persons)	1,845,071		8.35%

* Represents holdings of less than 1% of our outstanding common stock

(1)	Reflects sole voting and investment power, except as indicated below. Includes shares of common stock that each of the following persons had the right to acquire on September 23, 2011, or within sixty (60) days thereafter through the exercise of options and/or warrants: ORBIS Investment Management (Australia) Pty Limited (555,479), Midsummer Investment, Ltd. (143,130), Dr. Mazzo (228,750), Mr. Hopper (120,000), Mr. Rogers (178,750), Mr. Savas (120,000), Dr. Ashton (408,095), Ms. Freedman (166,581) and Mr. Ross (68,450).

(2)	In addition to the 1,862,093 shares of common stock beneficially owned by Pfizer, Pfizer holds warrants to purchase 520,000 shares of common stock. However, the aggregate number of shares of common stock for which such warrants are exercisable, and of which Pfizer has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by Pfizer, does not exceed 4.99% of the resulting total outstanding shares of common stock. Pfizer may elect, by 60 days advance written notice to us, to increase or decrease this percentage to any other percentage not in excess of 9.99%. Accordingly, such warrants are not exercisable as of September 23, 2011 or within 60 days thereafter.

(3)	Midsummer Capital, LLC is the investment advisor to Midsummer Investment, Ltd. By virtue of such relationship, Midsummer Capital may be deemed to have dispositive power over the shares owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Joshua Thomas have delegated authority from the members of Midsummer Capital with respect to the shares of common stock owned by Midsummer Investment. Messrs. Amsalem and Thomas may be deemed to share dispositive power over the shares of common stock held by Midsummer Investment. Messrs. Amsalem and Thomas disclaim beneficial ownership of such shares of common stock, and neither person has any legal right to maintain such delegated authority. Midsummer Investment’s beneficial ownership shown above includes 902,055 shares of common stock and warrants to purchase 143,130 shares of common stock. Midsummer Investment holds warrants to acquire an additional 32,870 shares of common stock. However, the aggregate number of shares of common stock for which such warrants are exercisable, and as to which Midsummer Investment has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by Midsummer Investment, does not exceed 4.99% of the resulting total outstanding shares of common stock. Midsummer Investment may elect, by 60 days advance written notice to us, to increase or decrease this percentage to any other percentage not in excess of 9.99%. Accordingly, such additional warrants are not exercisable as of September 23, 2011 or within 60 days thereafter.

(4)	Of such shares, 16,781 are held by the trustee of the Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, officers and 10% beneficial owners file reports of ownership and changes in ownership of our securities with the SEC and NASDAQ. To our knowledge, all reports were timely filed during the fiscal year ended June 30, 2011.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed “Compensation Discussion and Analysis” below with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that “Compensation Discussion and Analysis” as it appears below be included in this proxy statement on Schedule 14A and be incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Submitted By

Compensation Committee

David J. Mazzo

Michael Rogers

Peter G. Savas

Compensation Discussion and Analysis

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers capable of leading us to achieve our business objectives and build value for our stockholders. Accordingly, we structure our compensation program to incentivize our executive officers to further our strategic goals and to align the interests of our executive team with the interests of our stockholders. We provide a mixture of cash and equity compensation to reward short and long-term performance, incentivize our executive officers and senior management to attain short and long-term goals and retain our executive officers. Compensation takes into account Company performance and individual contribution.

The Board and its Compensation Committee are responsible for our executive compensation and seek to provide compensation that is competitive with compensation paid by comparable companies for comparable responsibilities and positions. Total compensation, base salary, total cash compensation and long-term equity incentives are generally targeted at approximately the 50th percentile range for executive officers in comparable positions at comparable companies, with the potential to be at up to approximately the 75th percentile for total cash compensation and long-term equity incentives based on outstanding performance.

The Board seeks to make compensation decisions transparent to our stockholders and executives and thereby to achieve our objectives by communicating openly with our executive officers and stockholders regarding our compensation process, pay structure and performance objectives.

Compensation Consultant

The Compensation Committee was advised with respect to fiscal 2011 executive and Board compensation including compensation design and long-term incentive design and strategies by Radford, a business unit of Aon Hewitt Corporation. The engagement and compensation of Radford was determined by the Compensation Committee. None of Radford, Aon Hewitt Corporation or their affiliates provides other services to the Company. The Compensation Committee has sole responsibility for the selection, hiring and removal of its compensation consultant.

Overview of Compensation Program

Employment Agreements

Paul Ashton, our President and Chief Executive Officer, and Lori Freedman, our Vice President, Corporate Affairs and General Counsel, are employed under agreements negotiated on an arm’s-length basis in connection with the acquisition of Control Delivery Systems (CDS) by our then Managing Director and CEO and approved by our Board of Directors. At the time of our acquisition of CDS, Dr. Ashton and Ms. Freedman were executive officers of CDS and had change of control agreements entitling them to severance following the acquisition of CDS in the event of a reduction in compensation or a loss of title or responsibility. Our Board of Directors sought to retain Dr. Ashton and Ms. Freedman subsequent to the acquisition and to avoid paying such severance. The employment agreements negotiated with them are substantially similar to their prior agreements with CDS, and Dr. Ashton and Ms. Freedman waived their rights to severance compensation. Both of these employment agreements provide for a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Leonard Ross, our Vice President, Finance, became our principal financial officer in March 2009. As a result of his appointment, the Company, under the direction of the Compensation Committee, entered into an employment agreement with Mr. Ross which provides for a minimum base salary, a discretionary annual cash bonus and discretionary equity incentives.

Elements of Compensation. Our compensation program provides our executive officers with the following elements of compensation:

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Base Salary provides fixed annual compensation and is targeted in approximately the 50th percentile range of market for comparable companies (“Market”). Individual performance, along with market and other considerations, are also factors considered by the Compensation Committee in making annual base salary adjustments. Base salary generally represents the largest current component of annual compensation to executive officers. While the principal objective of base salary is to attract and retain highly talented executives, base salary is also used to motivate sustained individual performance.

•

Annual Performance Bonuses are awarded by the Compensation Committee on a discretionary basis based on the Compensation Committee’s assessment of achievement of annual goals. Annual bonuses are generally targeted by the Compensation Committee to put the total cash compensation in approximately the 50th percentile range of Market. In the case of exceptional company and individual performance, the Compensation Committee structures the possibility of total cash compensation of up to approximately the 75th percentile of Market. Bonuses are generally payable in cash, although the Compensation Committee retains the flexibility to pay bonuses in other forms of compensation. Bonuses are designed to reward executives for the Company’s overall performance in a given year to encourage executives to create and protect stockholder value and focus executives on short-term bonus objectives that are expected to have a positive impact on our success.

•

Long-Term Equity Incentive Compensation has historically been in the form of stock options but may also consist of restricted stock or other equity incentives awarded under plans approved by our stockholders. Annual long-term equity compensation is generally targeted at approximately the 50th percentile of Market with the potential to be at up to approximately the 75th percentile based on outstanding performance. The metric that we use to compare our option grants against option grants for comparable positions at comparable companies is a blend of the Black-Scholes valuation of options granted, the number of options granted and the annual grant as a percentage of total shares outstanding. Other factors that may affect our long-term equity compensation grants include the amount and monetary value of current options outstanding, the number of option grants made in prior years, Company and individual performance, and competitive and other factors. Our long-term equity compensation awards are designed and structured to align our executive officers’ long-term interests with those of our stockholders. Because options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value as value is created for stockholders. Options generally vest over time and have historically been granted at annual intervals, thereby serving as an important retention device. To the extent that performance-based awards have been used, the performance condition has been related to a future milestone, such as FDA approval of a product candidate, and vesting of the option occurs on a set date after the performance condition has been satisfied. Typically ten-year grants, our options provide incentives for sustained long-term performance.

•

Insurance and retirement benefits consist of health, dental, life and disability insurance and a 401(k) retirement match, and are provided to all employees. Executives do not have any benefits that are not available to other employees.

In determining target total compensation, base salary, target and maximum bonus potential and equity incentives, our Compensation Committee takes into account individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive relative to that of other executives and any special considerations such as recruitment, promotions, organizational changes and transitional roles, the Company’s headcount, market capitalization and stage of business development. The availability of insurance and retirement benefits helps us maintain our competitive position in the market for executive talent but does not form part of the basis for our Compensation Committee’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide perquisites to our executives.

Compensation Benchmarking

In June 2010, our Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal year 2011. In July 2010, following a review and analysis of our executive compensation program in conjunction with our Compensation Committee, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal year 2011 (FY 2011 Recommendations) and an assessment of director compensation. The FY 2011 Recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to peer data from industry surveys and a peer group, recommended by Radford and approved by the Compensation Committee. The survey data came from the published Radford Global Life Sciences Survey targeting public biopharmaceutical companies with fewer than 100 employees. The peer group was composed of the following 21 public, biopharmaceutical companies with a marketed product that were most similar to our then projected 2011 financial profile and industry focus, as defined by stage of development, employee size, annual revenues and market value: Alimera Sciences, Anika Therapeutics, AVANIR Pharmaceuticals, BioDelivery Sciences Int’l, BioMimetic Therapeutics, BioSante Pharmaceuticals, Columbia Laboratories, CombinatoRx,, CornerstoneTherapeutics, DUSA Pharmaceuticals, Halozyme Therapeutics, Ligand Pharmaceuticals, Maxygen, NeurogesX, Pozen, Progenics Pharmaceuticals, Questcor Pharmaceuticals, Repligen, Spectrum Pharmaceuticals, Vanda Pharmaceuticals and Vical. Radford combined the survey and peer group data, weighted equally, to form a market consensus (FY2011 Market Consensus). Market cash compensation data was aged forward to July 1, 2011 at an annual rate of 3%.

Fiscal Year 2011 Executive Compensation

Compensation for our executive officers with respect to fiscal year 2011 was as follows:

•

Fiscal 2011 Base Salary and Bonus Target. In July 2010, upon the recommendation of Radford, our Compensation Committee adopted a multi-step approach to move the base salary and target compensation of our executive officers from current levels to the 50th percentile of Market. As the first step, the Compensation Committee increased FY2011 base salary to at, or near, the 25th percentile of the FY2011 Market Consensus, with a maximum increase of 10%. Dr. Ashton’s base salary was increased to $363,000 for fiscal year 2011, Ms. Freedman’s base salary was increased to $294,709, and Mr. Ross’ base salary was increased to $202,230. The Board set fiscal year 2011 target bonus percentages at the 25th percentile of the FY2011 Market Consensus at 50% for Dr. Ashton, 30% for Ms. Freedman and 25% for Mr. Ross.

•

Fiscal 2011 Annual Performance Bonus. The Board established performance goals and weightings for fiscal year 2011 based on recommendations of the Compensation Committee to assist the Compensation Committee in determining the amount of the discretionary annual bonuses. The CEO, with input from the other executive officers, proposed Company goals and a weighting for each goal, which were reviewed, modified and approved by the Compensation Committee. Company goals for fiscal 2011 were selected and designed to promote the creation and protection of value for stockholders and to motivate high performance at the Company level. The Company fiscal 2011 goals were set with a reasonable level of difficulty that required that our executive officers perform at a high level in order to meet the goals, and the likelihood of attaining these goals was not assured. The fiscal year 2011 performance goals were as follows:

Corporate Goal Category	Percent of Total Bonus Allocation Relating to Corporate Goals	Minimum (80%)	Target (100%)	Exceeds (120%)
Product Development -Clinical Trials	20%	File IND for new product	Initiate Clinical Trial	Complete enrollment or file IND for second new product
Product Development -ILUVIEN®	10%	Approvable letter by April 1, 2011 and approvable in 2011	Approved by April 1, 2011	Approved by January 15, 2011
Product Development-Technology Advancement	20%	File IND	Initiate Clinical Trial	Target plus approval strategy
Finance	10%	Hit within 10% of approved	Minimum plus cash to fund business for 18 months	Minimum plus cash to fund business for 24 months
Corporate Development -Pfizer Agreement	30%	Maintain existing agreement	Modify existing agreement providing better economics or more freedom to operate	Modify existing agreement providing better economics and more freedom to operate
Corporate Development -Other (1)	10%	1 point	2 points	3 points

(1)	New license deal = 2 points; technology evaluation = 1 point

At the end of the fiscal year 2011, the CEO discussed with the Compensation Committee his assessment of the extent to which goals were met and made a recommendation with respect to bonuses. The Compensation Committee reviewed the recommendations of the CEO. On July 21, 2011, the Compensation Committee determined that fiscal year 2011 bonuses should be paid at 100% of target for Dr. Ashton, Ms. Freedman and Mr. Ross. The Compensation Committee determined that the Company met the minimum goals for product development-clinical trials, product development- ILUVIEN and corporate development-other, met the target goal for product development technology advancement and met the exceeds goals for financial and corporate development-Pfizer Agreement.

•	Long-Term Equity Incentive Compensation Granted for Fiscal 2011. In July 2010, our Compensation Committee awarded time-based options and performance-based options to Dr. Ashton, Ms. Freedman and Mr. Ross. In making these grants, our Compensation Committee determined that these grants were appropriate to reward the performance of our executive officers in fiscal year 2010, to provide retention and to balance below market 50th percentile FY 2011 base salary and total target cash, each of which was set at or below the 25th percentile of the FY 2011 Market Consensus. The time-based option grants were 85% of the 50th percentile in the FY 2011 Market Consensus. The performance-based option grants became exercisable based on the date of FDA Approval of ILUVIEN as well as achievement of time-based conditions. The number of performance-based option grants were designed to bring the total options granted in FY2011 to each executive officer to 85% of the 75th percentile in the FY 2011 Market Consensus if a “target” FDA Approval date set by the Committee was met and above that level if a “stretch” FDA Approval date was met and below that level if the target date was missed. In the event FDA Approval was not achieved on or before the “stretch” date, each executive officer forfeited a portion of the performance-based options daily. Because the FDA’s Complete Response Letter delayed any approval of ILUVIEN beyond the stretch and target dates, the named executives forfeited performance-based options representing the stretch and target goals and have continued to forfeit them in fiscal year 2012. The options granted and forfeited in fiscal year 2011 were as follows:

	Time Based Options	Performance Based Options
	Granted	Granted	Forfeited
Paul Ashton	87,380	133,280	44,455
Lori Freedman	46,325	49,895	16,660
Leonard S. Ross	23,800	27,200	10,030

If FDA approval is achieved on or before December 31, 2011, the performance-based options other than those that have been forfeited prior to FDA approval will vest and become exercisable on July 22, 2012.

Termination-Based Compensation

Pursuant to our agreements with Dr. Ashton, Ms. Freedman and Mr. Ross we have agreed to make severance payments in certain circumstances described under “Potential Payments upon Termination or Change in Control.” We provided these agreements because we believe that it is important to define the relative obligations of pSivida and these named executive officers, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and our other executive officers. We generally structure the value of our cash and stock compensation to fall below this limit, and our stock options to comply with exemptions in Section 162(m), so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and approves, or as appropriate recommends to the Board, any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

The executive officers had limited involvement in determining or recommending the amount or form of executive compensation in fiscal year 2011 as described above. No executive may be involved in, or present during, deliberations or voting on his or her own compensation.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in pSivida of our principal executive officer, our principal financial officer and our other executive officer (the “Named Executive Officers”).

Summary Compensation

The following table and footnotes provide additional information concerning the compensation of the Named Executive Officers for the fiscal years ended June 30, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards(1)		All Other Compensation(3)	Total
Paul Ashton	2011	$363,000	$181,500		$—		$872,170	(2)	$13,451	$1,430,121
President and Chief Executive Officer	2010	330,000	140,250		—		989,816		12,694	1,472,760
	2009	330,000	55,000	(4)	110,000	(4)	240,396		12,694	748,090

Lori Freedman	2011	294,709	88,413		—		233,671	(2)	12,891	629,684
Vice President for Corporate Affairs, General Counsel and Company Secretary	2010	286,125	72,962		—		—	(5)	12,694	371,781
	2009	286,125	28,613	(4)	57,225	(4)	361,472	(5)	12,285	745,720

Leonard S. Ross(6)	2011	202,230	50,558		—		123,471	(2)	12,535	388,794
Vice President, Finance	2010	189,000	40,163		—		—	(5)	11,797	240,960
	2009	157,985	39,375		—		152,345	(5)	9,126	358,831

(1)	The amounts in this column reflect the aggregate grant date fair value of equity awards granted during the respective fiscal year, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. Assumptions used in the calculation of these amounts are included in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2011.

(2)

These amounts assume that all performance-based conditions for performance-based option awards and all service-based vesting conditions for all option awards would be achieved and that there would be no forfeitures. In fact, for the period from the grant date through September 23, 2011, options representing $241,233 for Dr. Ashton, $53,205 for Ms. Freedman and $30,617 for Mr. Ross of grant date fair value shown above were forfeited. Further incremental forfeitures have and will continue on a daily basis through December 31, 2011 unless and until FDA approval of ILUVIEN for DME. Consequently, much, and potentially all, of these amounts will not be realized by the executives.

(3)	Consists of 401(k) contributions and group term life insurance premiums, as detailed below:

Name and Principal Position	Year	Company Paid Amounts for Life Insurance	Company Contributions to 401(k) Plan	Total
Paul Ashton	2011	$444	$13,007	$13,451
President and Chief Executive Officer	2010	444	12,250	12,694
	2009	444	12,250	12,694

Lori Freedman	2011	444	12,447	12,891
Vice President for Corporate Affairs, General Counsel and Company Secretary	2010	444	12,250	12,694
	2009	444	11,841	12,285

Leonard S. Ross	2011	442	12,093	12,535
Vice President, Finance	2010	420	11,377	11,797
	2009	351	8,775	9,126

(4)	Dr. Ashton’s and Ms. Freedman’s bonuses for fiscal year 2009 were paid one-third in cash and two-thirds in stock. As a result, Ms. Freedman received 31,616 shares of pSivida common stock, which is equal to $57,225 divided by the closing market price of pSivida common stock on June 25, 2009, the date of grant. The stock portion of Dr. Ashton’s bonus was approved at the annual stockholders meeting on November 19, 2009 and, as a result, Dr. Ashton received 27,431 shares of pSivida common stock, which is equal to $110,000 divided by the closing market price of pSivida common stock on November 19, 2009, the date of grant.

(5)	Ms. Freedman was granted an option to purchase 95,000 shares (grant date fair value of $135,168) for her fiscal year 2010 equity incentive compensation. Mr. Ross was granted an option to purchase 50,000 shares (grant date fair value of $71,142) for his fiscal year 2010 equity incentive compensation. However, because these option grants occurred on June 25, 2009 (the final week of fiscal year 2009), these option grants are reported as “2009” rather than “2010” compensation in the above table.

(6)	Mr. Ross was promoted to Vice President, Finance on November 19, 2009. Mr. Ross became principal financial officer on March 21, 2009. Prior to that date, he was not an executive officer.

During fiscal years 2011, 2010 and 2009, Dr. Ashton and Ms. Freedman, and during fiscal year 2011, Mr. Ross, were employed under employment agreements with the Company, pursuant to which they received the annual base salaries indicated in the above table. Mr. Ross did not have a written employment agreement with the Company during fiscal years 2010 and 2009. The employment agreements of Dr. Ashton, Ms. Freedman and Mr. Ross also provided for discretionary bonuses, stock option grants, life insurance and matching 401(k) contributions and for participation in our medical, dental and disability insurance plans. Mr. Ross was also eligible to receive each of these forms of compensation during fiscal years 2010 and 2009.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to the Named Executive Officers during the fiscal year ended June 30, 2011.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options		Exercise Price(3)	Grant Date Fair Value of Stock and Option Awards(4)
Paul Ashton	07/22/10	—	87,380	(1)	$3.45	$378,018
President and Chief Executive Officer	07/22/10	—	133,280	(2)	3.45	494,152

Lori Freedman	07/22/10	—	46,325	(1)	3.45	124,687
Vice President for Corporate Affairs, General Counsel and Company Secretary	07/22/10	—	49,895	(2)	3.45	108,984

Leonard S. Ross	07/22/10	—	23,800	(1)	3.45	64,059
Vice President, Finance	07/22/10	—	27,200	(2)	3.45	59,412

(1)	These option awards vest in four equal annual installments, commencing on the first anniversary of the date of grant. In addition, in the event of involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination, and if such termination occurs within 24 months after a change of control, all options automatically would vest and remain exercisable until the earlier of (i) one year and (ii) the option expiration date.

(2)

Through June 30, 2011, forfeitures of these performance-based options were 44,455 for Dr. Ashton, 16,660 for Ms. Freedman and 10,030 for Mr. Ross as a result of the following vesting conditions: (i) If FDA approval of the New Drug Application for ILUVIEN for DME (“FDA Approval”) had occurred on or before January 31, 2011, then all of these options (“Initial Grant”) would have vested and become exercisable on July 22, 2012; (ii) if FDA Approval had occurred after January 31, 2011 and prior to June 30, 2011, then options to purchase that number of shares equal to the product of 298.36 in the case of Dr. Ashton, 111.81 in the case of Ms. Freedman and 67.32 in the case of Mr. Ross multiplied by that number of days commencing on February 1, 2011 and ending on (and including) the day prior to FDA Approval, rounded down to the nearest share (“Tranche One Forfeited Shares”) were forfeited, and options to purchase that number of shares equal to the difference between (A) the Initial Grant minus (B) Tranche One Forfeited Shares would have vested and become exercisable on July 22, 2012; (iii) if FDA Approval had occurred on June 30, 2011, then options to purchase 44,455 shares for Dr. Ashton, 16,660 shares for Ms. Freedman and 10,030 shares for Mr. Ross would have been forfeited and options to purchase 88,825 shares for Dr. Ashton, 33,235 shares for Ms. Freedman and 17,170 shares for Mr. Ross would have vested and become exercisable on July 22, 2012; (iv) if FDA Approval occurs after June 30, 2011 but before December 31, 2011, then options to purchase that number of shares equal to the sum of (A) 44,455 for Dr. Ashton, 16,660 for Ms. Freedman and 10,030 for Mr. Ross plus (B) that number equal to the product of 242.46 in the case of Dr. Ashton, 90.57 in the case of Ms. Freedman and 46.91 in the case of Mr. Ross multiplied by that number of days commencing July 1, 2011 and ending on (and including) the day prior to FDA Approval, rounded down to the nearest share (“Tranche Two Forfeited Shares”) will be forfeited; and options to purchase shares equal to the difference between (A) 88,825 for Dr. Ashton, 33,235 for Ms. Freedman and 17,170 for Mr. Ross minus (B) Tranche Two Forfeited Shares will vest and become exercisable on July 22, 2012; (v) if FDA Approval occurs on December 31, 2011, then options to purchase 88,825 shares for Dr. Ashton, 33,235 shares for Ms. Freedman and 18,615 shares for Mr. Ross are forfeited and options to purchase 44,455 shares for Dr. Ashton, 16,660 shares for Ms. Freedman and 8,585 shares for Mr. Ross will vest and become exercisable on July 22, 2012; and (vi) if FDA Approval does not occur on or prior to December 31, 2011, then all of the Initial Grant will be forfeited on January 1, 2012. These options expire, if not earlier forfeited, on the tenth anniversary of the date of grant. In the event of involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination, and if such termination occurs within 24 months after a change of control, all options automatically would vest and remain exercisable until the earlier of (i) one year and (ii) the option expiration date.

(3)	The exercise price reflects the closing market price of our common stock on the date of grant.

(4)	The grant date fair value of option grants is calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model.

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for the Named Executive Officers as of June 30, 2011:

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price		Option Expiration Date
Name	Exercisable(1)	Unexercisable(1)(2)	Unearned(1)(3)
Paul Ashton	18,750	—	—	$5.8273	(4)	09/30/12
President and Chief Executive Officer	140,000	140,000	—	1.1300		11/18/18
	78,750	236,250	—	4.0100		11/19/19
	—	87,380	—	3.4500		07/22/20
	—	—	88,825	3.4500		07/22/20

Lori Freedman	6,250	—	—	13.7735	(4)(5)	09/30/11
Vice President for Corporate Affairs,	18,750	—	—	5.8273	(4)	09/30/12
General Counsel and Company Secretary	50,000	50,000	—	2.9000		09/04/18
	5,000	5,000	—	2.7700		09/10/18
	47,500	47,500	—	1.8100		06/25/19
	—	46,325	—	3.4500		07/22/20
	—	—	33,235	3.4500		07/22/20

Leonard S. Ross	7,500	—	—	13.7735	(4)(5)	09/30/11
Vice President, Finance	20,000	20,000	—	2.8500		09/11/18
	25,000	25,000	—	1.8100		06/25/19
	—	23,800	—	3.4500		07/22/20
	—	—	17,170	3.4500		07/22/20

(1)	The option numbers represent options to acquire shares of common stock or, if the option is denominated in A$, CDIs. Each CDI represents one share of common stock.

(2)	Dr. Ashton’s unexercisable options vest and become exercisable as follows: 140,000 in two equal annual installments commencing November 18, 2011, 236,250 in three equal annual installments commencing November 19, 2011, and 87,380 in four equal annual installments commencing July 22, 2011. Ms. Freedman’s unexercisable options vest and become exercisable as follows: 50,000, 5,000 and 47,500 in two equal annual installments commencing September 4, 2011, September 10, 2011 and June 25, 2012, respectively, and 46,325 in four equal annual installments commencing July 22, 2011. Mr. Ross’s unexercisable options vest and become exercisable as follows: 20,000 and 25,000 in two equal annual installments commencing September 10, 2011 and June 25, 2012, respectively, and 23,800 in four equal annual installments commencing July 22, 2011. These options also vest on involuntary termination without cause and voluntary termination for good reason as described below.

(3)	These options vest on July 22, 2012, subject to the achievement of the performance conditions described in footnote 2 of the preceding table. Further forfeitures have occurred since June 30, 2011 and will continue to occur on a daily basis through December 31, 2011 unless and until FDA approval of ILUVIEN for DME as described above. These options also vest on involuntary termination without cause and voluntary termination for good reason as described below.

(4)	The exercise price of options denominated in A$ was converted to U.S. dollars using the exchange rate at June 30, 2011 (A$1.00 = $1.0595).

(5)	These options expired on September 30, 2011 without having been exercised.

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any options during fiscal year 2011.

Pension Benefits

We do not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change in Control

Dr. Ashton, Ms. Freedman and Mr. Ross have contracts with us that provide for potential payments in connection with termination by us without cause or resignation for good cause. If the severance provisions in these contracts had been triggered on June 30, 2011, Dr. Ashton, Ms. Freedman and Mr. Ross would have been entitled to payments in the following amounts:

Triggering Event / Payment	Paul Ashton(1)(2)(3)	Lori Freedman(2)(3)	Leonard S. Ross(2)(3)
Termination without Cause / Constructive Termination
Salary	$363,000	$294,709	$151,673
Bonus	181,500	174,251	50,558
Medical / Life / Disability Insurance	1,593	24,191	26,063
Acceleration of Unvested Option Awards	259,894	106,550	50,114

Total	$805,987	$599,701	$278,408

Change in Control followed by Termination
Salary	$363,000	$294,709	$202,230
Bonus	181,500	174,251	90,721
Medical / Life / Disability Insurance	1,593	24,191	26,063
Acceleration of Unvested Option Awards	651,038	259,910	124,355

Total	$1,197,131	$753,061	$443,369

(1)	The above table does not take into account up to $800,000 that Dr. Ashton could receive if we exercised our right under our non-competition agreement with Dr. Ashton to require him not to compete with us for a period of up to 24 months. Any severance or other payments owed to Dr. Ashton in connection with the termination of his employment as described in his non-competition agreement would result in a dollar-for-dollar reduction in the amount paid to Dr. Ashton under this non-competition agreement.

(2)	The above table assumes lump sum payments for one year of medical, dental, life and disability insurance premiums for Ms. Freedman and Mr. Ross and of dental, life and disability insurance premiums for Dr. Ashton, and does not take into account potential increases in insurance premiums. The table also assumes that Dr. Ashton, Ms. Freedman and Mr. Ross would elect their current coverages under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, life and disability insurance benefits, we have used the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)	The above table values the acceleration of unvested in-the-money option awards using the spread between (i) the relevant option exercise price and (ii) the closing price of our common stock on NASDAQ on June 30, 2011, which was $4.28.

The severance arrangements of each of the Named Executive Officers as of June 30, 2011 are further described in the following paragraphs.

Paul Ashton

Termination of Dr. Ashton’s employment by us without cause, or by Dr. Ashton with good cause, would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his current annual salary plus the pro rata portion of his bonus for the year of such termination, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas had been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus payable would be reduced by any bonus payments relating to services performed in the year in which termination occurred (1) that already had been paid or were payable as of the date of termination or (2) that were not earned because of the failure to achieve targets or formulas that were no longer able to be achieved. The bonus payable also would exclude any bonus paid or payable in the year in which termination occurred with respect to services rendered in a prior year. We also would be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year if he elected coverage. Additionally, all options held by Dr. Ashton (except the options granted in fiscal years 2009, 2010 and 2011 under the 2008 Incentive Plan and those granted in fiscal year 2012 subject to stockholder approval) (Dr. Ashton’s Incentive Plan Options) would vest and become exercisable upon such termination, and would remain exercisable for a period of six months thereafter (except that incentive stock options (ISOs) would be exercisable for only three months thereafter). With respect to Dr. Ashton’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Dr. Ashton with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of Dr. Ashton’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause, or by Dr. Ashton without good cause, would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by us for cause, or by Dr. Ashton without good cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. No additional consideration is required to be paid by us for this period. We could at our option extend this period for an additional twelve months, in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve-month period.

Under Dr. Ashton’s non-competition agreement, following a termination by us without cause, or by Dr. Ashton for good cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangement with us would reduce the amount that we were required to pay under his non-competition agreement on a dollar-for-dollar basis.

Lori Freedman

Termination of Ms. Freedman’s employment by us without cause, or by Ms. Freedman with good cause, would require us to pay severance to Ms. Freedman. Ms. Freedman would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the greater of the prior year’s bonus and the bonus for the year preceding that year and (3) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment may be made either in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits to Ms. Freedman for a period of one year if she so elected. Additionally, all options held by Ms. Freedman (except the options granted during fiscal years 2009, 2011 and 2012 under the 2008 Incentive Plan (Ms. Freedman’s Incentive Plan Options)) would vest and become exercisable upon termination, and would remain exercisable for a period of one year following the date of termination (except that ISOs would be exercisable for only three months thereafter), and all restricted stock would vest and no longer be subject to forfeiture. With respect to Ms. Freedman’s Incentive Plan Options, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Freedman with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Upon any such termination within 24 months of a change in control, any unvested portion of Ms. Freedman’s Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Ms. Freedman without good cause would not require us to pay any severance to Ms. Freedman.

Leonard S. Ross

Termination of Mr. Ross’ employment by us without cause, or by Mr. Ross with good cause, would require us to pay severance to Mr. Ross. Upon any such termination (other than within 24 months of a change of control), provided that at the Company’s election Mr. Ross remains an employee for up to nine months after notifying the Company of a good cause termination, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 75% of current annual salary and (2) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. We also would be required to provide medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. Additionally, with respect to all options held by Mr. Ross granted during fiscal years 2009, 2011 and 2012 under the 2008 Incentive Plan (Mr. Ross’ Incentive Plan Options) any unvested portion that would have vested as of the first anniversary following the date of his termination by us without cause or by Mr. Ross with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date.

In the event of any such termination within 24 months of a change in control, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 100% of current annual salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus, as well as medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. In addition, upon any such termination within 24 months of a change in control, any unvested portion of Mr. Ross’ Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date. Termination by us for cause or by Mr. Ross without good cause would not require us to pay any severance to Mr. Ross.

Director Compensation

For fiscal year 2011, our non-executive directors were entitled to receive the following compensation:

•	annual retainer fee of $60,000 for the Board chair and $40,000 for each other Board member;

•	annual retainer fee of $15,000 for the chair and $5,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $10,000 for the chair and $4,000 for each other member of the Compensation Committee;

•	annual retainer fee of $7,500 for the chair and $2,000 for each other member of the Governance and Nominating Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter; and

•	options to purchase 45,000 shares in the case of Dr. Mazzo and 30,000 shares in the case of each of Mr. Rogers, Mr. Hopper and Mr. Savas, subject to stockholder approval.

Director compensation remains unchanged for fiscal year 2012.

Dr. Ashton received no additional compensation for serving as a director or committee member.

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2011:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation	Total
David J. Mazzo	$70,000	$188,608	$—	$258,608
Paul A. Hopper	52,500	125,738	—	178,238
Michael Rogers	62,000	125,738	—	187,738
Peter G. Savas	54,000	125,738	—	179,738

(1)	Amounts reflect the grant date fair values of fiscal year 2011 option awards as determined in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 10 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2011.

(2)	The following table shows the number of outstanding shares underlying option awards for our non-executive directors as of June 30, 2011.

Name	Outstanding Option Awards
David J. Mazzo	228,750
Paul A. Hopper	120,000
Michael Rogers	178,750
Peter G. Savas	120,000

PROPOSAL 2: APPROVAL OF OPTION GRANTS TO CEO

The Compensation Committee provides annual equity incentives to our executive officers as part of their annual compensation. The Compensation Committee granted Dr. Ashton options to purchase 175,000 shares of common stock under the 2008 Incentive Plan on the terms detailed below, subject to stockholder approval. The Committee determined the amount and terms of the grants with advice from its independent compensation consultant Radford and considered peer group and survey information. The awards were designed to reward Dr. Ashton’s performance in fiscal year 2011, to incentivize his future performance and to promote his retention. Because Dr. Ashton is a director, ASX Listing Rules require stockholder approval of his option grants.

The Company has made the option grants subject to stockholder approval and will issue the option certificates within one month of stockholder approval. The option grants to Dr. Ashton will not have any effect upon the rights of existing security holders, except a potential reduction of their percentage ownership in pSivida by approximately 0.8%.

The Board recommends that you vote FOR proposal 2, the approval of the option grants to Dr. Ashton.

Material Terms of the Proposed Grants

Dr. Ashton’s options have an exercise price of $5.05 per share, equal to the closing price on NASDAQ of a share of our common stock on July 21, 2011, the date of grant. Options to purchase 135,000 shares vest and become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant. If FDA Approval occurs on or before December 31, 2011, options to purchase an additional 40,000 shares vest and become exercisable on the first anniversary of the date of FDA approval; and if FDA Approval does not occur on or prior to December 31, 2011, are forfeited on January 1, 2012. These options, if not earlier forfeited, expire on the tenth anniversary of the date of grant.

If Dr. Ashton’s employment were terminated by reason of an involuntary termination without cause or a voluntary termination for good cause, any unvested portion of the options granted to him that would have vested as of the first anniversary of the employment termination instead would vest immediately prior to the employment termination. If Dr. Ashton’s employment were terminated within 24 months after a change of control by reason of an involuntary termination without cause or a voluntary termination for good cause, the options granted to him automatically would vest and remain exercisable until the earlier of (i) one year and (ii) the option expiration date. The options are subject to the terms of the 2008 Incentive Plan.

The proposed grants are being issued for no cash consideration and there are no loans being made in relation to the proposed grants.

PROPOSAL 3: APPROVAL OF OPTION GRANTS TO NON-EXECUTIVE DIRECTORS

The Compensation Committee has granted, subject to stockholder approval, options to our four non-executive directors under the 2008 Incentive Plan in the amount of 30,000 shares of common stock for each of Paul A. Hopper, Michael Rogers and Peter G. Savas and 45,000 shares for David J. Mazzo, the chairman of our Board.

The Compensation Committee has determined that option grants of 30,000 shares to each of Mr. Hopper, Mr. Rogers and Mr. Savas are appropriate to retain high-quality directors, and are consistent with competitive director equity compensation in peer companies. The Compensation Committee further has determined that the larger option grant of 45,000 shares to Dr. Mazzo is appropriate to reflect his additional contribution and time commitment as chairman of the Board. In determining each of these option grants, the Compensation Committee sought the advice of compensation consulting firm Radford and considered peer group and survey information. Option grants to directors require stockholder approval under ASX Listing Rules.

The Company has made these option grants subject to stockholder approval and will issue the option certificates within one month of stockholder approval. The option grants will not have any effect upon the rights of existing security holders, excepting a potential aggregate reduction of their percentage ownership in pSivida by approximately 0.6%.

The option grants are independent of one another, and each proposal will be voted on separately as follows:

•	Proposal 3.1 – grant of options to Paul A. Hopper

•	Proposal 3.2 – grant of options to Michael Rogers

•	Proposal 3.3 – grant of options to Peter G. Savas

•	Proposal 3.4 – grant of options to David J. Mazzo

The Board recommends that you vote FOR proposal 3, the grant of options to each of Mr. Hopper, Mr. Rogers, Mr. Savas and Dr. Mazzo.

Material Terms of the Option Grants

The options have an exercise price of $5.05 per share, equal to the closing price on NASDAQ of a share of our common stock on July 21, 2011, the date of grant. The options vest and become exercisable on July 21, 2012, the first anniversary of the date of grant, and expire on the tenth anniversary of the date of grant. If a director’s Board service is terminated after a change of control, the option granted to that director automatically vests and remains exercisable until the earlier of (i) one year and (ii) the option expiration date. The options are subject to the terms of the 2008 Incentive Plan.

The proposed grants are being issued for no cash consideration. There are no loans being made in relation to the proposed grants, and no directors or associates of directors have received securities under the pSivida Corp. 2008 Incentive Plan since the last approval.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm and to audit our financial statements and, if applicable, our internal control over financial reporting for fiscal year 2012. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal year 2011. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board recommends that you vote FOR ratification of Deloitte’s appointment as the independent registered public accounting firm.

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to the fiscal years ended June 30, 2011 and 2010:

	Year Ended June 30,
	2011	2010
	(In thousands)
Audit fees	$421	$409
Audit-related fees(1)	15	34
Tax fees(2)	75	74
All other fees(3)	2	2

	$513	$519

(1)	These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees”. These services in fiscal year 2011 were related to our registered direct share offering in January 2011 and in fiscal year 2010 consisted of attestation services as required for consents to registration statement filings with the Securities and Exchange Commission.

(2)	Tax fees paid to Deloitte for fiscal years 2011 and 2010 related to the preparation of various corporate tax returns as well as tax advice.

(3)	All other fees related to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to pSivida. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal years 2011 and 2010.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2012 Annual Meeting and wishes the proposal to be included in the proxy materials for that meeting, we must receive a written copy of the proposal by no later than June 28, 2012.

If a stockholder intends to present a proposal at the 2012 Annual Meeting but does not wish the proposal to be included in the proxy materials for that meeting, we must receive notice of the proposal by no later than September 11, 2012.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

ADDITIONAL INFORMATION

Voting Requirements and Proxies

Nominees receiving a plurality of votes properly cast at the meeting will be elected directors. All other proposals require approval of a majority of votes properly cast.

If you vote by Internet, telephone or mail, the person whom you have named proxy will vote your shares in accordance with your instructions. If you vote by Internet, telephone or mail without providing instructions as to how your vote should be cast, the person whom you have named as proxy will vote in favor of each of the proposals contained in this proxy statement. However, if your shares are held by a broker or nominee and you do not instruct the broker or nominee, your shares may be counted as in attendance at the meeting for purposes of a quorum but the broker or nominee will not vote your shares with respect to the election of directors (proposals 1.1, 1.2, 1.3, 1.4 and 1.5), approval of annual option grants to CEO (proposal 2) or approval of option grants to the non-executive directors (proposals 3.1, 3.2, 3.3 and 3.4). If any other matters are properly presented for voting at the Annual Meeting, the person whom you have named as proxy will have discretionary authority to vote in accordance with his or her own judgment, including the authority to vote to adjourn the meeting. The person named as proxy will be able to vote your shares as described above at postponed or adjourned meetings.

Voting Exclusion Statement

We will disregard any votes cast on proposals 2, 3.1, 3.2, 3.3 and 3.4 by any of the directors and any of their associates. We will not disregard a vote, however, if it is cast (1) by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form or (2) by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Other Business

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. We have engaged Georgeson Inc. to assist in soliciting proxies by personal interview, mail, telephone, facsimile or other electronic means of communication for a fee of $8,500, plus expenses. In addition, our directors, officers and employees may solicit proxies in like manner. These persons will not receive any additional or special compensation for their solicitation services.

DIRECTIONS TO ANNUAL MEETING

From the East

Take I-95 North to Exit 27A (Totten Pond Road). Go over the bridge to the first set of lights. Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the West

Take I-90/Massachusetts Turnpike to Route 95 North. Take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the North (Boston Logan International Airport)

Follow the signs to the Ted Williams Tunnel then to I- 90 West. Continue to I-95/Route 128 North and take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

From the South

Take Route 84 East to I-90/Massachusetts Turnpike. Continue to I-95/Route 128 North and take Exit 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue. The hotel will be on the left.

Parking

Both self parking and valet parking are available at the hotel.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 1:00 a.m., Eastern Time, on November 29, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PSDV • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 – 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David J. Mazzo	☐	☐	02 - Paul Ashton	☐	☐	03 - Paul A. Hopper	☐	☐

	04 - Michael Rogers	☐	☐	05 - Peter G. Savas	☐	☐

		For	Against	Abstain
2.	Approval of stock option grants to CEO Paul Ashton.	☐	☐	☐

3.	Approval of stock option grant to the following non-executive directors:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Paul A. Hopper	☐	☐	☐	02 - Michael Rogers	☐	☐	☐	03 - Peter G. Savas	☐	☐	☐

	04 - David J. Mazzo	☐	☐	☐

		For	Against	Abstain

4.	Ratification of the appointment of Deloitte & Touche LLP.	☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 29, 2011: The proxy statement and the Annual Report for our fiscal year ended June 30, 2011 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

pSivida Corp. Stockholders

Tuesday, November 29, 2011, 9 a.m. (EST)

Waltham Westin Hotel,

Cambridge Room,

70 Third Avenue, Waltham, Massachusetts 02451

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

You may obtain directions to the Annual Meeting

by calling our office at (617) 972-6235 or

e-mailing our office at afandel@psivida.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 29, 2011: The proxy statement and the Annual Report for our fiscal year ended June 30, 2011 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

Proxy — pSivida Corp.	+

Notice of 2011 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — November 29, 2011

The undersigned hereby appoints David J. Mazzo and Lori Freedman, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Tuesday, November 29, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, each of the Proxies will have authority to vote FOR the election of all nominees and FOR Proposals 2, 3.1, 3.2, 3.3, 3.4 and 4.

In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+